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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                         OF NET2000 COMMUNICATIONS, INC.

     Net2000 Communications, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     The date of incorporation of the Corporation is October 8, 1998.

     The Board of Directors of the Corporation by unanimous written consent as provided by Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amended and restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment and restatement. The resolution setting forth the amendment is as follows:

     RESOLVED: That the Certificate of Incorporation of the Corporation be and hereby is amended and restated as follows:

          FIRST: The name of the corporation (which is hereinafter called the "Corporation") is:

                          Net2000 Communications, Inc.

          SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

          THIRD: The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 42,000,000 in the designated classes as follows:


          Class                                          Number of Shares
          -----                                          ----------------
          Common Stock, $.01 par value per share            30,000,000


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          Preferred Stock, $.01 par value per share         12,000,000


A.        Common Stock

          (1) The voting, dividend and liquidation rights of holders of shares of Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors.

          (2) Subject to the voting rights of holders of shares of the Preferred Stock, the holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting and at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders or a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of Common Stock.

          (3) Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

          (4) Upon voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

          (5) The Common Stock is nonredeemable.

B.        Preferred Stock

     Four million eighty-seven thousand five hundred and ninety-two (4,087,592) shares of preferred stock shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), par value $.01 value. Five million five hundred ten thousand five hundred thirty-five (5,510,535) shares of preferred stock shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), par value $.01. Two million one hundred forty thousand three hundred ten (2,140,310) shares of preferred stock shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), par value $.01. As more fully described below, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall rank, as to dividends and upon a Liquidation Event (as defined in Article FOURTH(B)(2) hereof), senior and prior to the Common Stock and all other classes or series of shares issued by the Corporation (the "Junior Stock"). As more fully described below, the Series B Preferred Stock shall rank, as to dividends and upon a Liquidation Event, senior to the Series A Preferred Stock. As more fully described below, the Series C Preferred Stock shall rank, as to dividends and upon a Liquidation Event, senior to the Series A Preferred Stock and the Series B



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Preferred Stock. The Series A Preferred Stock, the Series B Preferred Stock and
the Series C Preferred Stock shall be referred to herein collectively as the "Preferred Stock."

     The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

    1.    DIVIDENDS.

      (a) The holders of shares of the Series C Preferred Stock shall be entitled to:

           (i) annual dividends at the rate per annum of $1.121 per share of the Series C Preferred Stock as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events which affect the number of outstanding shares of the Series C Preferred Stock (any such event, an "Adjustment"); such dividends will be cumulative and accrue if not declared by the Board of Directors;

           (ii) if a dividend or other distribution is declared or distributed on the Common Stock of the Corporation, dividends or distributions in an amount at least equal to the amount that would have been paid on the Common Stock into which the Series C Preferred Stock is then convertible if all such Common Stock had been issued upon conversion and had been outstanding on the record date for such dividend or distribution on Common Stock (or, if no record is taken, the date as of which the record holders entitled to such dividend or distribution are determined) and therefor entitled to such dividends or distributions; provided that any such dividends payable under this clause (ii) shall offset any dividends accruing thereafter pursuant to clause (i); and

           (iii) such other dividends or distributions when and as declared by the Board of Directors of the Corporation, acting in its sole discretion.

     (b) The holders of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors:

           (i) annual dividends at the rate per annum of $ 0.309 per share of the Series B Preferred Stock (subject to Adjustment); such dividends will accrue if not declared by the Board of Directors; provided however, that if a Qualifying Event (as defined in Section 1(e)) has been consummated prior to the third anniversary of the Series B Original Issue Date (as defined below), no such dividends, whether accrued or unaccrued, will be payable, and upon the occurrence of the Qualifying Event, dividends pursuant to this Section 1(b)(i) will cease to accrue;

           (ii) if a dividend or other distribution is declared or distributed on the Common Stock of the Corporation, dividends or distributions in an amount at least equal to the amount that would have been paid on the Common Stock into which the Series B Preferred


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Stock is then convertible if all such Common Stock had been issued upon conversion and had been outstanding on the record date for such dividend or distribution on Common Stock (or, if no record is taken, the date as of which the record holders entitled to such dividend or distribution are determined) and therefor entitled to such dividends or distributions; provided that any such dividends payable under this clause (ii) shall offset any dividends accruing thereafter pursuant to clause (i); and

           (iii) such other dividends or distributions when and as declared by the Board of Directors of the Corporation, acting in its sole discretion.

     (c) The holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors:

           (i) annual dividends at the rate per annum of $.069 per share of the Series A Preferred Stock, subject to Adjustment; such dividends will accrue if not declared by the Board of Directors; provided however, that if a Qualifying Event (as defined in Section 1(e)) has been consummated prior to the third anniversary of the Series A Original Issue Date (as defined below), no such dividends, whether accrued or unaccrued, will be payable, and upon the occurrence of the Qualifying Event, dividends pursuant to this Section 1(c)(i) will cease to accrue;

           (ii) if a dividend or other distribution is declared or distributed on the Common Stock of the Corporation, dividends or distributions in an amount at least equal to the amount that would have been paid on the Common Stock into which the Series A Preferred Stock is then convertible if all such Common Stock had been issued upon conversion and had been outstanding on the record date for such dividend or distribution on Common Stock (or, if no record is taken, the date as of which the record holders entitled to such dividend or distribution are determined) and therefor entitled to such dividends or distributions; provided that any such dividends payable under this clause (ii) shall offset any dividends accruing thereafter pursuant to clause (i); and

           (iii) such other dividends or distributions when and as declared by the Board of Directors of the Corporation, acting in its sole discretion.

     (d) The holders of the Series C Preferred Stock shall be entitled to be paid, in full, the dividends and distributions declared or accrued (regardless of whether payable) or payable in accordance with clauses (a)(i) and (a)(ii) above, prior to the payment of any dividends or distributions in respect of Common Stock of the Corporation, the Series A Preferred Stock, Series B Preferred Stock, including any dividends or distributions payable in accordance with clause (c) above, or in respect of any other series of Preferred Stock of the Corporation whose right to payment of dividends or distributions is junior to the Series C Preferred Stock, unless the holders of a majority of the shares of Series C Preferred Stock agree otherwise in writing. The holders of the Series B Preferred Stock shall be entitled to be paid, in full, the dividends and



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distributions declared or accrued (regardless of whether payable) or payable in accordance with clauses (b)(i) and (b)(ii) above, prior to the payment of any dividends or distributions in respect of Common Stock of the Corporation, the Series A Preferred Stock, including any dividends or distributions payable in accordance with clause (c) above, or in respect of any other series of Preferred Stock of the Corporation whose right to payment of dividends or distributions is junior to the Series B Preferred Stock, unless the holders of a majority of the shares of Series B Preferred Stock agree otherwise in writing. The holders of the Series A Preferred Stock shall be entitled to be paid, in full, the dividends and distributions declared or accrued (regardless of whether payable) or payable in accordance with clauses (c)(i) and (c)(ii) above, prior to the payment of any dividends or distributions in respect of Common Stock of the Corporation, or in respect of any other series of Preferred Stock of the Corporation whose right to payment of dividends or distributions is junior to the Series A Preferred Stock, unless the holders of a majority of the shares of Series A Preferred Stock agree otherwise in writing.

     (e) A "Qualifying Event" shall mean (a) a Qualified Public Offering (as defined in Section 5(a) hereof) or (b) an Acquisition Event (as defined in
Section 2(d) hereof).

    2. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the "Corporate Assets") shall be distributed as follows:

           (i) First, subject to Section 2(b) and before any distribution of assets shall be made to the holders of Common Stock, Series A Preferred Stock or Series B Preferred Stock, to the holders of Series C Preferred Stock an amount sufficient to pay the holders of shares of Series C Preferred Stock then outstanding an amount equal to $14.017 per share (subject to Adjustment) plus all accrued and unpaid dividends thereon to be shared on a pro rata basis;

           (ii) Second, subject to Section 2(b) and after distribution of assets shall be made to the holders of Series C Preferred Stock and before any distribution of assets shall be made to the holders of Common Stock or Series A Preferred Stock, to the holders of Series B Preferred Stock an amount sufficient to pay the holders of shares of Series B Preferred Stock then outstanding an amount equal to $ 3.085 per share (subject to Adjustment) plus all accrued and unpaid dividends thereon, and all accrued and unpaid dividends on the Series B Preferred Stock of Net2000 Group, Inc., assumed by the Corporation (the "Prior B Dividends"), to be shared on a pro rata basis;

           (iii) Third, subject to Section 2(b) and after distribution of assets shall be made to the holders of Series C Preferred Stock and holders of Series B Preferred Stock and before any distribution of assets shall be made to the holders of Common Stock, to the holders of Series A Preferred Stock an amount sufficient to pay the holders of shares of Series A Preferred Stock then outstanding an amount equal to $0.856 per share (subject to Adjustment), plus all accrued


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and unpaid dividends thereon and all accrued and unpaid dividends on the Series
A Preferred Stock of Net2000 Group, Inc., assumed by the Corporation (the
"Prior A Dividends"), to be shared on a pro rata basis; and

           (iv) Fourth, to the holders of Common Stock, the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock, on a pro rata basis, with the amount distributable computed on the basis of the number of shares of Common Stock which would be held by such holders if immediately prior to the Liquidation Event all of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock had been converted into shares of Common Stock; provided, however, that in the event that the holders of a series of Preferred Stock receives a payment pursuant to Section 2(a)(i), 2(a)(ii) or 2(a)(iii) above (the holders of the Preferred Stock retaining the right to waive payments under
Section 2(a)(i), 2(a)(ii) or 2(a)(iii) above, as the case may be, in which event the terms of this provisio shall not apply to the shares of Preferred Stock as to which such waiver has been made), the total amount to be paid per share for that series of Preferred Stock under this clause (iv) shall not exceed $7.009 per share in the case of the Series C Preferred Stock (subject to Adjustment), $1.543 per share in the case of the Series B Preferred Stock (subject to Adjustment) or $1.713 per share in the case of Series A Preferred Stock (subject to Adjustment); provided, however, in the event that the holders of the Series C Preferred Stock receive no distribution under Section 2(a)(i) as a result of the operation of Section 2(b), in no event shall the distribution with respect to the holders of the Series C Preferred Stock under this Section 2(a)(iv) be less than the Series C Distribution Minimum (as defined below) and provided, further, that in the event that the holders of the Series B Preferred Stock receive no distribution under Section 2(a)(ii) as a result of the operation of Section 2(b), in no event shall the distribution with respect to the holders of the Series B Preferred Stock under this Section 2(a)(iv) be less than the Series B Distribution Minimum (as defined below) and provided, further, that in the event that the holders of the Series A Preferred Stock receive no distribution under
Section 2(a)(iii) as a result of the operation of Section 2(b), in no event shall the distribution with respect to the holders of the Series A Preferred Stock under this Section 2(a)(iv) be less than the Series A Distribution Minimum (as defined below).

For purposes of this Section 2(a), the term "Series A Distribution Minimum" shall mean the amount which would be distributed to the holders of the Series A Preferred Stock under this Section 2(a) if the amount to be distributed under this Section 2(a) equaled the highest amount which would not cause the first sentence of Section 2(b) to become effective. For purposes of this Section 2(a), the term "Series B Distribution Minimum" shall mean the amount which would be distributed to the holders of the Series B Preferred Stock under this Section 2(a) if the amount to be distributed under this Section 2(a) equaled the highest amount which would not cause the second sentence of Section 2(b) to become effective. For purposes of this Section 2(a), the term "Series C Distribution Minimum" shall mean the amount which would be distributed to the holders of the Series C Preferred Stock under this Section 2(a) if the amount to be distributed under this Section 2(a) equaled the highest amount which would not cause the third sentence of Section 2(b) to become effective.



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     (b)   Notwithstanding Section 2(a)(iii), in the event of any Liquidation
Event in which the Corporate Assets, after the distribution, if any, to the holders of the Series C Preferred Stock required pursuant to Section 2(a)(i) and holders of the Series B Preferred Stock required pursuant to Section 2(a)(ii), exceed an amount which is sufficient to pay to the holders of Common Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, on an as-if-converted and fully-diluted basis, an amount per share greater than all accrued and unpaid dividends per share on the outstanding shares of Series A Preferred Stock (including without limitation the Prior A Dividends) plus $2.569 (subject to Adjustment) without taking into account any rights of the Series A Preferred to preferential payment, then no Corporate Assets shall be distributed pursuant to Section 2(a)(iii) and therefore the Corporate Assets shall be distributed pursuant to Section 2(a)(i), Section 2(a)(ii) and 2(a)(iv), subject to the last two sentences of this Section 2(b). Notwithstanding Section 2(a)(ii) and the first sentence of this subsection (b), in the event of any Liquidation Event in which the Corporate Assets, after the distribution, if any, to the holders of the Series C Preferred Stock required pursuant to Section 2(a)(i), exceed an amount which is sufficient to pay to the holders of Common Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, on an as-if-converted and fully-diluted basis, an amount per share greater than all accrued and unpaid dividends per share on the outstanding shares of Series B Preferred Stock (including without limitation the Prior B Dividends) plus $
4.628 (subject to Adjustment) without taking into account any rights of the Series B Preferred Stock or the Series A Preferred Stock to preferential payment, then no Corporate Assets shall be distributed pursuant to Section 2(a)(ii) or 2(a)(iii) and therefore the Corporate Assets shall be distributed in accordance with Sections 2(a)(i) and 2(a)(iv) hereof, subject to the last sentence of this Section 2(b). Notwithstanding Section 2(a)(i) and the first two sentences of this subsection (b), in the event of any Liquidation Event in which the Corporate Assets exceed an amount which is sufficient to pay to the holders of Common Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, on an as-if-converted and fully-diluted basis, an amount per share greater than all accrued and unpaid dividends per share on the outstanding shares of Series C Preferred Stock plus $21.026 (subject to Adjustment) without taking into account any rights of the Series C Preferred Stock, Series B Preferred Stock or the Series A Preferred Stock to preferential payment, then no Corporate Assets shall be distributed pursuant to Section 2(a)(i), Section 2(a)(ii) or Section 2(a)(iii) and therefore the Corporate Assets shall be distributed in accordance with Section 2(a)(iv) hereof.

     (c) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payment shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

     (d) Unless the holders of a majority of the then outstanding shares of Series C Preferred Stock elect otherwise, (i) the merger, reorganization or consolidation of the



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Corporation into or with another corporation, (ii) a similar transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of or in which the stockholders of the Corporation immediately prior to such transaction own less than 50% of the Corporation's voting power immediately after such transaction or (iii) the sale of all or substantially all the assets of the Corporation (any such event an "Acquisition Event"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of Section 2(a)(i).

      (e) Unless the holders of a majority of the then outstanding shares of Series B Preferred Stock elect otherwise, any Acquisition Event shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of Section 2(a)(ii).

      (f) Unless the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock elect otherwise, any Acquisition Event shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of Section 2(a)(iii).

      (g) The Corporation shall provide written notice of a transaction or series of transactions which could result in the occurrence of an Acquisition Event to all holders of Preferred Stock promptly upon obtaining knowledge thereof.

     3.    VOTING.

      (a) Except as provided in Sections 3(b) and (c) below and elsewhere in this Restated Certificate of Incorporation, each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of the stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 3(b) and
(c) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

      (b) The holders of a majority of the shares of the Series B Preferred Stock, voting together as a separate class, shall be entitled to (i) elect one director to the Corporation's Board of Directors (the "Series B Preferred Director"), (ii) to remove the Series B Preferred Director, and (iii) to fill any vacancy occurring on the Board of Directors as a result of the death, resignation or removal of the Series B Preferred Director.

      (c) The holders of a majority of the shares of the Series A Preferred Stock, voting together as a separate class, shall be entitled to (i) elect one director to the Corporation's Board of Directors (the "Series A Preferred Director"), (ii) to remove the Series A Preferred Director, and



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(iii) to fill any vacancy occurring on the Board of Directors as a result of the death, resignation or removal of the Series A Preferred Director.

     (d) Any and all director positions in excess of the one director elected by the holders of the Series B Preferred Stock pursuant to Section 3(b) and the one director elected by the holders of the Series A Preferred Stock pursuant to
Section 3(c) shall be elected by the holders of the Common Stock and the Preferred Stock voting as a single class, provided, however, that the holders of the Series C Preferred Stock shall not have any right to vote or execute consents with respect to their shares of Series C Preferred Stock for the election of directors unless and until the earlier to occur of (i) the filing of all notices and reports as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the expiration or early termination of the applicable waiting period under the HSR Act, or (ii) the delivery to the Corporation by the holders of the Series C Preferred Stock of a certificate stating that no filing under the HSR Act is required in order for the holders of the Series C Preferred Stock to have the right to vote their shares of Series C Preferred Stock in the election of directors; provided further, following the earlier to occur of (i) or (ii), such right of the holders of the Series C Preferred Stock to vote and execute consents with respect to their shares of Series C Preferred Stock for the election of directors shall automatically exist. The Corporation shall not expand the number of Directors without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of each of Series A Preferred Stock and Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), each voting separately as a class.

     (e) The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class:

           (i) authorize, create or issue any shares of stock, or securities exchangeable for, convertible into or evidencing the right to purchase any shares of stock, having rights, preferences or privileges (including without limitation, redemption rights or rights of anti-dilution protection) superior to or on a parity with that of the Series C Preferred Stock, including, without limitation, authorization or issuance of additional shares of Series C Preferred Stock;

           (ii) amend, alter, or repeal the Corporation's Bylaws (including, without limitation, Article 2 thereof) or this Certificate of Incorporation so as to materially affect the preferences, special rights or other powers of the Series C Preferred Stock;

           (iii) declare or pay any dividend on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Common Stock unless such dividend is paid in the form of shares of the Common Stock; or

           (iv) repurchase or redeem any shares of the Common Stock or of the Series A Preferred Stock or Series B Preferred Stock (other than in accordance with the terms of Section 6 below), including, without limitation, repurchases made from Clayton A. Thomas, Jr., Bruce W. Bednarski, Mark Mendes, Peter B. Callowhill and Corlyn A. Marsan, but other than repurchases made from other employees or consultants in connection with their termination of employment or consulting services, as the case may be, or in accordance with the terms of the Corporation's Right of First Refusal as set forth in the Second Amended and Restated Investor Rights Agreement between the Corporation, the holders of the Preferred Stock and certain holders of Common Stock, dated November 2, 1998.

     (f) The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class:

           (i) prior to May 18, 2001, engage in an Acquisition Event, unless the value of the Corporation based on such transaction is equal to or exceeds $130,000,000 and the proceeds received by the Corporation are in cash or securities publicly traded on a recognized United States securities exchange;

           (ii) authorize, create or issue any shares of stock, or securities exchangeable for, convertible into or evidencing the right to purchase any shares of stock, having rights, preferences or privileges (including without limitation, redemption rights or rights of anti-dilution protection) superior to or on a parity with that of the Series B Preferred Stock, including, without limitation, authorization or issuance of additional shares of Series B Preferred Stock;

           (iii) amend, alter, or repeal the Corporation's Bylaws (including, without limitation, Article 2 thereof) or this Certificate of Incorporation so as to materially affect the preferences, special rights or other powers of the Series B Preferred Stock;

           (iv) declare or pay any dividend on the Series A Preferred Stock, Series B Preferred Stock or the Common Stock unless such dividend is paid in the form of shares of the Common Stock; or

           (v) repurchase or redeem any shares of the Common Stock or of the Series A Preferred Stock (other than in accordance with the terms of Section
6 below), including, without limitation, repurchases made from Clayton A. Thomas, Jr., Bruce W. Bednarski, Mark Mendes, Peter B. Callowhill and Corlyn A. Marsan, but other than repurchases made from other employees or consultants in connection with their termination of employment or consulting services, as the case may be, or in accordance with the terms of the Corporation's Right of First Refusal as set forth in the Second Amended and Restated Investor Rights Agreement between the Corporation, the holders of the Preferred Stock and certain holders of Common Stock, dated November 2, 1998.



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

     (g) The Corporation shall not, without the written consent or affirmative vote of the holders of a majority the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class:

           (i) prior to December 31, 2000, engage in an Acquisition Event, unless the value of the Corporation based on such transaction is equal to or exceeds $30,000,000 and the proceeds received by the Corporation are in cash or securities publicly traded on a recognized United States securities exchange;

           (ii) authorize, create or issue any shares of stock, or securities exchangeable for, convertible into or evidencing the right to purchase any shares of stock, having rights, preferences or privileges (including without limitation, redemption rights or rights of anti-dilution protection) superior to or on a parity with that of the Series A Preferred Stock, including, without limitation, authorization or issuance of additional shares of Series A Preferred Stock;

           (iii) amend, alter, or repeal the Corporation's Bylaws (including, without limitation, Article 2 thereof) or this Certificate of Incorporation so as to materially affect the preferences, special rights or other powers of the Series A Preferred Stock;

           (iv) declare or pay any dividend on the Series A Preferred Stock, Series B Preferred Stock or the Common Stock unless such dividend is paid in the form of shares of the Common Stock; or

           (v) repurchase or redeem any shares of the Common Stock or of the Series A Preferred Stock (other than in accordance with the terms of Section
6 below), including, without limitation, repurchases made from Clayton A. Thomas, Jr., Bruce W. Bednarski, Peter B. Callowhill and Corlyn A. Marsan, but other than repurchases made from other employees or consultants in connection with their termination of employment or consulting services, as the case may be, or in accordance with the terms of the Corporation's Right of First Refusal as set forth in the Amended and Restated Investor Rights Agreement between the Corporation, the holders of the Preferred Stock and certain holders of Common Stock, dated May 18, 1998.

     (h) The Corporation shall not, without the consent or affirmative vote of a majority of the Board of Directors, given in writing or by vote at a meeting:

           (i) incur senior and subordinated indebtedness that in the aggregate exceeds the greater of (x) four times the Corporation's earnings before interest, taxes, depreciation and amortization and (y) $30,000,000; or

           (ii)   make capital expenditures that exceed $15,000,000 per annum.

     4. OPTIONAL CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Purchase Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The Original Purchase Price of the Series A Preferred Stock shall be $ 0.856. The Original Purchase Price of the Series B Preferred Stock shall be $3.085. The Original Purchase Price of the Series C Preferred Stock shall be $14.017. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $ 0.856 for the Series A Preferred Stock, $3.085 for the Series B Preferred Stock and $14.017 for the Series C Preferred Stock. Each initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

      In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

      (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

      (c)   Mechanics of Conversion.

            (i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

           (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

           (iii) Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any accrued and unpaid dividends on Preferred Stock surrendered for conversion provided that all accrued and unpaid dividends shall remain payable pursuant to the terms of Section 1 above.

           (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends on the shares of Preferred Stock exchanged. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

     (d)   Adjustments to Conversion Price for Diluting Issues:

           (i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

                (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees or consultants of the Corporation pursuant to an option plan or other arrangements adopted by the Board of Directors to acquire up to a maximum of 2,703,549 shares of Common Stock as outstanding on the date hereof (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

               (B) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, was first issued.

               (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

               (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than shares of Common Stock issued or issuable:

                    (I) upon conversion of shares of Preferred Stock outstanding on the Series C Original Issue Date;

                    (II)   as a dividend or distribution on Preferred Stock;

                    (III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III); or

                    (IV) upon the exercise of the options excluded from the definition of "Option" in Subsection 4(d)(i)(A).

           (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(vi)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least two-thirds (2/3) of the then outstanding shares of each of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock, each voting separately as a class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

           (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

               (A) Options and Convertible Securities. If the Corporation at any time or from time to time after the applicable Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(vi) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (I) no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  (III) no readjustment pursuant to clause (II) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                  (IV) upon the expiration or termination of any unexercised Option, the applicable Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the applicable Conversion Price.

            (B) Stock Dividends and Subdivisions. In the event that the Corporation at any time or from time to time after the applicable Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then Additional Shares of Common Stock shall be deemed to have been issued:

                    (I) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders or any class of securities entitled to receive such dividend, or

                    (II) in the case of any subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                    If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Subsection 4(d)(iii) as of the time of actual payment of such dividend.

           (iv) Adjustment of Conversion Price of Series A Preferred Stock or Series B Preferred Stock Upon Issuance of Additional Shares of Common Stock.

        In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of shares of Preferred Stock or other Convertible Securities and upon exercise of options or warrants outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii) (whether or not excluded from the definition of "Additional Shares of Common Stock" by virtue of clauses (II),
(III) and (IV) of Subsection 4(d)(i)(D)), such Additional Shares of Common Stock shall be deemed to be outstanding; provided further, that in the event the Corporation, without receiving any consideration, declares a dividend on Common Stock payable in Common Stock or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such stock dividend or subdivision shall, on the date that Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii)(B), be decreased proportionately, and provided further, that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

           (v) Adjustment of Conversion Price of Series C Preferred Stock Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price for the Series C Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(v), all shares of Common Stock issuable upon conversion of shares of Preferred Stock or other Convertible Securities and upon exercise of options or warrants outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii) (whether or not excluded from the definition of "Additional Shares of Common Stock" by virtue of clauses (II), (III) and (IV) of Subsection 4(d)(i)(D)), such Additional Shares of Common Stock shall be deemed to be outstanding; provided further, that in the event the Corporation, without receiving any consideration, declares a dividend on Common Stock payable in Common Stock or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such stock dividend or subdivision shall, on the date that Additional Shares of Common Stock are deemed issued pursuant to Subsection 4(d)(iii)(B), be decreased proportionately, and provided further, that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

           (vi) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (A)  Cash and Property: Such consideration shall:

                  (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                  (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, determined as of the close of business on the date of computation based on the closing price for such property on the principal market on which such property trades or, if there is no established market for such property, as determined in good faith by the Board of Directors; and

                  (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

             (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                  (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                  (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

             (C) Stock Dividends and Stock Subdivisions. Any Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii)(B), relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration.

       (vii) Adjustment for Combinations or Consolidation of Common Stock.

             In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common

Stock, the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be increased proportionately.

           (viii) Adjustment for Merger or Reorganization, etc.

                  In case of any Acquisition Event (other than an Acquisition Event which is treated as a liquidation pursuant to Subsection 2(d), 2(e) or 2(f)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such Acquisition Event; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

      (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the
Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the applicable Preferred Stock.

      (g)  Notice of Record Date. In the event:

           (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

           (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

           (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any Acquisition Event; or

           (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     5.   MANDATORY CONVERSION.

      (a) Series C Preferred Stock. All, and not less than all, of the shares of Series C Preferred Stock then outstanding shall be automatically converted, without any action on the part of the holder thereof, into shares of Common Stock, at the then effective applicable Conversion Price, at the closing of a public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation from the sale of such Common Stock, and at a price of at least $8.00 per share of Common Stock (subject to Adjustment) (such offering, a "Qualified Public Offering").

      (b)   Series B Preferred Stock.

           (i) All, and not less than all, of the shares of Series B Preferred Stock then outstanding shall be automatically converted, without any action on the part of the holder thereof, into shares of Common Stock, at the then effective applicable Conversion Price, at the closing of a Qualified Public Offering.

               (ii) In addition to the mandatory conversion provisions of
Section 5(b)(i) hereof, all and not less than all, of the holders of shares of Series B Preferred Stock then outstanding will be required to convert their shares of Series B Preferred Stock into shares of Common Stock, at the then effective applicable Conversion Price, at any time upon written notice received from the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock consenting to the automatic conversion of all of the Series B Preferred Stock into shares of Common Stock pursuant to this Section 5(b)(ii).

      (c)   Series A Preferred Stock.

               (i) All, and not less than all, of the shares of Series A Preferred Stock then outstanding shall be automatically converted, without any action on the part of the holder thereof, into shares of Common Stock, at the then effective applicable Conversion Price, at the closing of a Qualified Public Offering.

               (ii) In addition to the mandatory conversion provisions of
Section 5(c)(i) hereof, all and not less than all, of the holders of shares of Series A Preferred Stock then outstanding will be required to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective applicable Conversion Price, at any time upon written notice received from the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock consenting to the automatic conversion of all of the Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(c)(ii).

      (d) In the case of any automatic conversion pursuant to this Section 5, the outstanding shares of Preferred Stock to be automatically converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable such conversion unless certificates evidencing such shares of Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

      (e) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

     6.   REDEMPTION.

      (a)   Series C Redemption.

            (i) If the Company has not consummated a Qualified Public Offering, then at any time during the Series C Redemption Period (as defined below) each holder of Series C Preferred Stock shall have the right to require the Corporation to redeem shares of Series C Preferred Stock as described in this Section 6 at a per share price equal to the Series C Redemption Price (as defined below) by delivering written notice to the Corporation (a "Series C Redemption Election"). The "Series C Redemption Period" shall mean (a) the two year period commencing on the later of (i) one year after the maturity of any high yield debt issued by the Corporation prior to December 31, 1999 or (ii) November 2, 2004, or (b) in the case of an Acquisition Event, the 30 day period commencing upon the receipt of notice of the Acquisition Event; provided, however, that such holders of Series C Preferred Stock may make such Series C Redemption Election contingent upon the consummation of such Acquisition Event.

              (ii) Upon the delivery of a Series C Redemption Election, the Corporation shall notify promptly all holders of shares of Series C Preferred Stock in writing (the "Series C Redemption Notice") of the delivery of the Redemption Election, and a disinterested appraisal firm which is a member of a recognized professional association reasonably acceptable to the Corporation and the holders of a majority of the Series C Preferred Stock shall determine Market Value as set forth below. If the parties are unable to agree on an appraisal firm within 10 days after the expiration of the delivery of the Series C Redemption Notice, a firm shall be selected by lot from the top-tier investment banking firms, after the Corporation and the holders of the Series C Preferred Stock have each eliminated one such firm (the "Appraisal Firm"). The Appraisal Firm shall then make a determination of the Market Value, and, using such determination of Market Value, shall calculate the Series C Redemption Price. The selection and determination of the Appraisal Firm shall be final and binding upon all parties. The expenses of the Appraisal Firm shall be borne equally by the holders of the Series C Preferred Stock, as a group and on a pro rata basis in accordance with the shares of Series C Preferred Stock to be redeemed, and the Corporation.

               (iii) The holders of shares of Series C Preferred Stock may elect to sell to the Corporation all or a portion of their shares of Series C Preferred Stock by delivering written notice to the Corporation within 15 days after final determination of the Series C Redemption Price. Subject to the provisions hereof, within 40 days after final determination of the Series C Redemption Price, the Corporation shall purchase, and all such electing holders of Series C Preferred Stock shall sell, the portion of such shares which the holders thereof have elected to sell to the Corporation at a time and place mutually agreeable to the Corporation and the holders of the Series C Preferred Stock (the "Series C Redemption Closing"). The Corporation shall notify all holders of Series C Preferred Stock of the date and place of the Series C Redemption Closing at least seven days prior to the Series C Redemption Closing.

         (iv) At the Series C Redemption Closing, the holders of Series C Preferred Stock shall deliver to the Corporation certificates representing the shares of Series C Preferred Stock which they have elected to sell to the Corporation, and the Corporation shall deliver to each such holder the Series C Redemption Price for each share of Series C Preferred Stock to be sold to the Corporation by cashier's or certified check or by wire transfer to immediately available funds to an account designated by such holder.

         (v)  The "Series C Redemption Price" of a share of Series C
Preferred Stock means (a) the amount equal to the amount which would be received per share of Series C Preferred Stock if the assets of the Corporation were sold for cash equal to the Market Value, and the Corporation were liquidated immediately thereafter pursuant to Section 2, or (b) in the case of a redemption pursuant to Section 6(a)(i)(b), the Original Issue Price for the Series C Preferred Stock plus a compounded annual rate of return of 12.5% (excluding accrued dividends thereon) thereon since the Original Issue Date for such Series C Preferred Stock, plus any accrued but unpaid dividends thereon. "Market Value" means the fair market value of the Corporation as a going concern determined on the basis of the sale of 100% of the Corporation as between a strategic buyer and a willing seller and taking into account all relevant factors determinative of value.

      (b)     Series B Redemption.

              (i) If the Company has not consummated a Qualified Public Offering, then at any time during the Series B Redemption Period (as defined below) the holders of Series B Preferred Stock shall have the right to require the Corporation to redeem shares of Series B Preferred Stock as described in this Section 6 at the Series B Redemption Price (as defined below) by delivering written notice to the Corporation (a "Series B Redemption Election"). The "Series B Redemption Period" shall mean (i) if there are any shares of Series C Preferred Stock outstanding, the 30-day period commencing on the date immediately following the later of (x) the Series C Redemption Closing if any holders of Series C Preferred Stock shall have delivered a Series C Redemption Election to the Corporation or (y) the end of the Series C Redemption Period if no holders of Series C Preferred Stock shall have delivered a Series C Redemption Election to the Corporation or (ii) if there are no shares of Series C Preferred Stock outstanding, the later of (x) the 30 day period commencing on the date that is the one year anniversary of the maturity date of any high yield debt issued by the Corporation prior to December 31, 1999 or (y) March 31, 2003.

              (ii) Upon the delivery of a Series B Redemption Election, the Corporation shall notify promptly all holders of shares of Series B Preferred Stock in writing (the "Series B Redemption Notice") of the delivery of the Redemption Election, and a disinterested appraisal firm which is a member of a recognized professional association reasonably acceptable to the Corporation and the holders of a majority of the Series B Preferred Stock shall determine Market Value as set forth below. If the parties are unable to agree on an appraisal firm within 10 days after the expiration of the delivery of the Series B Redemption Notice, a firm shall be selected by lot from the top-tier investment banking firms, after the Corporation and the holders of the Series B Preferred Stock have each eliminated one such firm (the "Appraisal Firm"). The Appraisal Firm shall then make a determination of the Market Value, and, using such determination of Market Value, shall calculate the Series B Redemption Price. The selection and determination of the Appraisal Firm shall be final and binding upon all parties. The expenses of the Appraisal Firm shall be borne equally by the holders of the Series B Preferred Stock, as a group and on a pro rata basis in accordance with the shares of Series B Preferred Stock to be redeemed, and the Corporation.

           (iii) The holders of shares of Series B Preferred Stock may elect to sell to the Corporation all or a portion of their shares of Series B Preferred Stock by delivering written notice to the Corporation within 15 days after final determination of the Series B Redemption Price. Subject to the provisions hereof, within 40 days after final determination of the Series B Redemption Price, the Corporation shall purchase, and all such electing holders of Series B Preferred Stock shall sell, the portion of such shares which the holders thereof have elected to sell to the Corporation at a time and place mutually agreeable to the Corporation and the holders of the Series B Preferred Stock (the "Series B Redemption Closing"). The Corporation shall notify all holders of Series B Preferred Stock of the date and place of the Series B Redemption Closing at least seven days prior to the Series B Redemption Closing.

           (iv) At the Series B Redemption Closing, the holders of Series B Preferred Stock shall deliver to the Corporation certificates representing the shares of Series B Preferred Stock which they have elected to sell to the Corporation, and the Corporation shall deliver to each such holder the Series B Redemption Price for each share of Series B Preferred Stock to be sold to the Corporation by cashier's or certified check or by wire transfer to immediately available funds to an account designated by such holder.

           (v) The "Series B Redemption Price" of a share of Series B Preferred Stock means the amount equal to the amount which would be received per share of Series B Preferred Stock if the assets of the Corporation were sold for cash equal to the Market Value, and the Corporation were liquidated immediately thereafter pursuant to Section 2.

      (c)  Series A Redemption.

           (i)  If the Company has not consummated a Qualified Public
Offering, then at any time following either (x) the Series B Redemption Closing if any holders of Series B Preferred Stock shall have delivered a Series B Redemption Election to the Corporation or (y) the end of the Series B Redemption Period if no holders of Series B Preferred Stock shall have delivered a Series B Redemption Election to the Corporation, the holders of Series A Preferred Stock shall have the right to require the Corporation to redeem shares of Series A Preferred Stock as described in this Section 6 at the Series A Redemption Price (as defined below) by delivering written notice to the Corporation (a "Series A Redemption Election").

           (ii) Upon the delivery of a Series A Redemption Election, the Corporation shall notify promptly all holders of shares of Series A Preferred Stock in writing (the "Series A Redemption Notice") of the delivery of the Series A Redemption Election, and a disinterested Appraisal Firm which is a member of a recognized professional association reasonably acceptable to the Corporation and the holders of a majority of the Series A Preferred Stock shall determine Market Value as set forth below. If the parties are unable to agree on an Appraisal Firm within 10 days after the expiration of the delivery of the Series A Redemption Notice, a firm shall be selected by lot from the top-tier investment banking firms, after the Corporation and the holders of the Series A Preferred Stock have each eliminated one such firm. The Appraisal Firm shall then make a determination of the Market Value, and, using such determination of Market Value, shall calculate the Series A Redemption Price. The selection and determination of the Appraisal Firm shall be final and binding upon all parties. The expenses of the Appraisal Firm shall be borne equally by the holders of the Series A Preferred Stock, as a group and on a pro rata basis in accordance with the shares of Series A Preferred Stock to be redeemed, and the Corporation.

           (iii)  Within 10 days after the final determination of the Series
A Redemption Price pursuant to subparagraph (b) above, the holders of shares of Series A Preferred Stock may elect to sell to the Corporation all or a portion of their shares of Series A Preferred Stock by delivering written notice to the Corporation. Subject to the provisions hereof, within 40 days after the final determination of the Series A Redemption Price, the Corporation shall purchase, and all such electing holders of Series A Preferred Stock shall sell, the portion of such shares which the holders thereof have elected to sell to the Corporation at a time and place mutually agreeable to the Corporation and the holders of the Series A Preferred Stock (the "Series A Redemption Closing"). The Corporation shall notify all holders of Series A Preferred Stock of the date and place of the Series A Redemption Closing at least seven days prior to the Series A Redemption Closing.

           (iv) At the Series A Redemption Closing, the holders of Series A Preferred Stock shall deliver to the Corporation certificates representing the shares of Series A Preferred Stock which they have elected to sell to the Corporation, and the Corporation shall deliver to each such holder the Series A Redemption Price for each share of Series A Preferred Stock to be sold to the Corporation by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by such holder.

           (v) The "Series A Redemption Price" of a share of Series A Preferred Stock means the amount equal to the amount which would be received per share of Series A Preferred Stock if the assets of the Corporation were sold for cash equal to the Market Value, and the Corporation were liquidated immediately thereafter pursuant to Section 2.

      (d) Notwithstanding anything to the contrary contained in this Section 6, if the Corporation is unable to redeem in full all shares tendered for redemption because the Corporation has insufficient legal capital available to effect such redemptions, the Corporation shall allocate its available legal capital as follows: (i) first, to payment of the aggregate Series C Redemption Price to holders of Series C Preferred Stock that have requested that the Corporation redeem their shares of Series C Preferred Stock in accordance with Section 6(a) above; (ii) second, to payment of the aggregate Series B Redemption Price to holders of Series B Preferred Stock that have requested that the Corporation redeem their shares of Series B Preferred Stock in accordance with Section 6(b) above; and (iii) third, to payment of the aggregate Series A Redemption Price to holders of Series A Preferred Stock that have requested that the Corporation redeem their shares of Series A Preferred Stock in accordance with Section 6(c) above. Any portion payable to holders of Preferred Stock pursuant to this Section 6 that is not paid in cash or cash equivalents at the respective Redemption Closing shall be paid for by the issuance at such Redemption Closing of promissory notes in form and substance reasonably satisfactory to the holders of the Preferred Stock receiving such notes (the "Redemption Notes"). At any time that Redemption Notes are outstanding, the Corporation may incur bank debt or third-party institutional non-equity financing in connection with the operation of its business which is senior to the Redemption Notes so long as such debt does not prohibit the timely payment of amounts due on the Redemption Notes unless such senior debt is in default at such time. Notwithstanding the foregoing, the Redemption Notes shall remain senior to any obligations owed to Clayton A. Thomas, Jr., Bruce W. Bednarski, Peter B. Callowhill, Corlyn A. Marsan, or other holders of Common Stock.

The Redemption Notes will bear interest per annum at the greater of (i) Prime plus 100 basis points, or (ii) 8.0%. "Prime" means a floating rate per annum equal to the prime interest rate per annum published from time to time in the "Money Rates" section of the Wall Street Journal (and the highest such rate if more than one is so published). Accrued interest on the Redemption Notes will be payable monthly. The principal amount of the Redemption Notes will be payable in thirty-six (36) equal monthly installments beginning within 30 days of the applicable Redemption Closing as set forth above. The Redemption Notes will be prepayable at the Corporation's option at any time without penalty or premium.

          FIFTH: Except as otherwise provided in this Certificate of Incorporation or a certificate of designation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-laws of the Corporation (the "By-Laws"). No director of the Corporation need be a Stockholder.

          SIXTH: The Corporation is to have perpetual existence.

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      (a) To make, alter or repeal By-Laws of the Corporation, subject to Article FOURTH, Section 3(e), (f) and (g).

      (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

      (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

      (d) To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide, that, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

      (e) When and as authorized by the stockholders in accordance with statute, to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

      (f) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

          (g) To authorize the payment of compensation to the directors for services to the Corporation, including fees for attendance at meetings of the Board of Directors, of the Executive Committee, and of other committees, and to determine the amount of such compensation and fees.

          (h) To authorize the issuance from time to time of shares of its stock of any class whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and, except as otherwise set forth in this Certificate of Incorporation, without any action by the stockholders.

          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          TENTH: The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

          Indemnification may include payment by the corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this TENTH Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

          The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the corporation.

          The indemnification rights provided in this TENTH Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this TENTH Article.

          ELEVENTH: The Corporation reserves the right, following the receipt of the necessary approvals of its stockholders, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                            [Signature on Next Page]

     IN WITNESS WHEREOF, Net2000 Communications, Inc. has caused this Restated Certificate of Incorporation to be executed in its name and on its behalf by its President on November 4, 1998.

                                     NET2000 COMMUNICATIONS, INC.

                                     BY:      /s/  Clayton A. Thomas, Jr.
                                        ---------------------------------------
                                              Clayton A. Thomas, Jr., President